Exhibit 99.9

CONSENT OF PROPOSED DIRECTOR

I, Loren S. Easton, in accordance with Rule 438 promulgated under the U.S. Securities Act of 1933, as amended, hereby consent to the following:

•                  to serve as a director of American Axle & Manufacturing Holdings, Inc. (“AAM”) if the transactions contemplated by that certain Agreement and Plan of Merger, dated as of November 3, 2016, by and among AAM, Metaldyne Performance Group Inc. and Alpha SPV I, Inc., as it may be amended from time to time, are consummated;

•                  to be named as a proposed director of AAM in the Registration Statement on Form S-4 (File No. 333-215161), including the joint proxy statement/prospectus,  filed by AAM on March 6, 2017, and in any and all amendments and supplements thereto (collectively, the “Registration Statement”); and

•                  to the filing of this consent as an exhibit to the Registration Statement.

Name:	/s/ Loren S. Easton	Date:	March 6, 2017
Loren S. Easton